EXHIBIT 3.1

LTC PROPERTIES, INC.

ARTICLES SUPPLEMENTARY

REDESIGNATION AND RECLASSIFICATION OF 2,200,000 SHARES OF
8.5% SERIES E CUMULATIVE CONVERTIBLE PREFERRED STOCK AND
6,640,000 SHARES OF 8% SERIES F CUMULATIVE PREFERRED STOCK AS PREFERRED STOCK

LTC Properties, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article SEVENTH of the Articles of Restatement of the Corporation filed with the Department on August 4, 2009 (the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors has adopted resolutions reclassifying (i) the 2,200,000 authorized but unissued shares of the Corporation’s 8.5% Series E Cumulative Convertible Preferred Stock (the “Series E Preferred Stock”), constituting all of the shares classified and designated as Series E Preferred Stock, as authorized but unissued and unclassified shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), of the Corporation, and (ii) the 6,640,000 authorized but unissued shares of the Corporation’s 8% Series F Cumulative Preferred Stock (the “Series F Preferred Stock”), constituting all of the shares classified and designated as Series F Preferred Stock, as authorized but unissued and unclassified shares of Preferred Stock of the Corporation.

SECOND:  After giving effect to the reclassification of such authorized but unissued shares of Series E Preferred Stock and Series F Preferred Stock described in Article FIRST, the number of authorized but unissued shares of Series E Preferred Stock is zero and the number of authorized but unissued shares of Series F Preferred Stock is zero, and the number of shares of Preferred Stock which the Corporation has authority to issue under its Charter is 15,000,000 shares of which 2,000,000 shares are classified and designated as 8.5% Series C Cumulative Convertible Preferred Stock and 13,000,000 remain unclassified and undesignated.

THIRD:  The shares of Series E Preferred Stock and Series F Preferred Stock described herein have been redesignated and reclassified by the Board of Directors under the authority contained in the Charter.

FOURTH:  These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH:  These Articles Supplementary shall be effective at the time the Department accepts them for record.

SEVENTH:  The undersigned Chief Executive Officer and President of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Executive Officer and President acknowledges that to the best of her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Chief Executive Officer and President and attested to by its Secretary on this 13th day of September, 2012.

ATTEST:	LTC PROPERTIES, INC.

/s/ Pamela Shelley-Kessler	By:	/s/ Wendy L. Simpson	(SEAL)
Pamela Shelley-Kessler		Wendy L. Simpson,
Secretary		Chief Executive Officer and President